SCHEDULE A

As of July 1, 2024

Series	Effective Date
Columbia Funds Series Trust I
Multi-Manager Directional Alternative Strategies Fund	August 17, 2016
Multi-Manager International Equity Strategies Fund	March 7, 2018
Multisector Bond SMA Completion Portfolio	August 7, 2019
Overseas SMA Completion Portfolio	August 7, 2019

Columbia Funds Variable Insurance Trust
Variable Portfolio – Managed Risk Fund	August 16, 2017
Variable Portfolio – Managed Risk U.S. Fund	August 16, 2017
Variable Portfolio – U.S. Flexible Growth Fund	October 25, 2016
Variable Portfolio – U.S. Flexible Moderate Growth Fund	October 25, 2016
Variable Portfolio – U.S. Flexible Conservative Growth Fund	October 25, 2016

A-1

SCHEDULE B

Fee Schedule

As of July 1, 2024

For the following funds, the asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with the fee schedule in the table below:

Fund	Schedule B Effective Date	Net Assets (millions)	Annual rate at each asset level “Asset Charge”
Multisector Bond SMA Completion Portfolio Overseas SMA Completion Portfolio	August 7, 2019	All	0.00%

Variable Portfolio – U.S. Flexible Growth Fund Variable Portfolio – U.S. Flexible Moderate Growth Fund Variable Portfolio – U.S. Flexible Conservative Growth Fund Variable Portfolio – Managed Risk Fund Variable Portfolio – Managed Risk U.S. Fund	October 25, 2016	Category 1 Assets invested in affiliated underlying funds (including ETFs and closed-end funds) that pay a management fee (or advisory fee, as applicable) to the Investment Manager	0.02%
	August 16, 2017

Category 2

Assets invested in securities (other than affiliated underlying funds (including ETFs and closed end funds)) that pay a management fee (or advisory fee, as applicable) to the Investment Manager), including other funds advised by the Investment Manager that do not pay a management fee, third party funds, derivatives and individual securities

$0 - $500

>$500 - $1,000

>$1,000 - $1,500

>$1,500 - $3,000

>$3,000 - $6,000

>$6,000 - $12,000

>$12,000

			0.720% 0.670% 0.620% 0.570% 0.550% 0.530% 0.520%

Multi-Manager Directional Alternative Strategies Fund	August 17, 2016	All	1.60%

Fund	Schedule B Effective Date	Net Assets (millions)	Annual rate at each asset level “Asset Charge”
Multi-Manager International Equity Strategies Fund	March 7, 2018	$0 - $500 >$500 - $1,000 >$1,000 - $1,500 >$1,500 - $3,000 >$3,000 - $6,000 >$6,000 - $12,000 >$12,000	0.870% 0.820% 0.770% 0.720% 0.700% 0.680% 0.670%

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of June 27, 2024.

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

By:	/s/ Daniel J. Beckman
Name: Daniel J. Beckman
Title: President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Senior Vice President and North America Head of Operations & Investor Services